Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Record Financial Results for Third Quarter

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the third quarter of 2022.

Financial and Operational Highlights

•Mineral and royalty production for the third quarter of 2022 equaled 37.3 MBoe/d, an increase of 23% over the prior quarter; total production, including working interest volumes, was 40.0 MBoe/d for the quarter.
•Net income for the third quarter was $168.5 million. Adjusted EBITDA for the quarter totaled $123.1 million, an increase of 9% over the prior quarter and the highest level recorded by Black Stone as a public company.
•Distributable cash flow was $116.5 million for the third quarter, an increase of 9% relative to the second quarter of 2022 and also a record high for the Company.
•Announced a distribution of $0.45 per unit with respect to the third quarter of 2022, which represents a 7% increase from the distribution paid with respect to the second quarter of 2022. Distribution coverage for all units was 1.24x.
•Total debt at the end of the third quarter was $60.0 million; total debt to trailing twelve-month Adjusted EBITDA was 0.15x at quarter-end. As of October 28, 2022, total debt had been reduced to $19.0 million.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “Production for the quarter exceeded our expectations as operators ramped up activity and initial flow rates in the Haynesville play and Permian Basin to take advantage of the favorable commodity price environment. As a result, combined with the continued increase in activity in our Haynesville Shelby Trough acreage, we now believe our production for the full year will come in at or above the midpoint of our original guidance range of 34 to 37 MBoe per day, with further upside to that estimate should similar new well activity continue in the fourth quarter.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 37.3 MBoe/d (77% natural gas) for the third quarter of 2022, compared to 30.3 MBoe/d for the second quarter of 2022 and 33.0 MBoe/d for the third quarter of 2021. Royalty volumes benefitted from new wells brought on line by XTO Energy and Aethon Energy ("Aethon") on high interest acreage in the Shelby Trough, as well as from numerous first payments received on new wells brought on line at high initial flow rates. The initial payment Black Stone receives from an operator typically covers multiple months of production, and as such, wells on high net acreage positions or those with robust initial production rates can have a significant impact on reported production volumes. In the third quarter, Black Stone received the first payment on several such new wells, the majority of which were located in the Louisiana Haynesville. The Company has received or expects to receive additional initial payments on wells already drilled that should increase reported fourth quarter 2022 production volumes by an estimated 1.5 – 2.5 MBoe/d over original estimates.

Working interest production for the third quarter of 2022 was 2.6 MBoe/d, representing a decrease of 19% from the levels generated in the quarter ended June 30, 2022 and a decrease of 49% from the quarter ended September 30, 2021. The continued decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 40.0 MBoe/d (93% mineral and royalty, 77% natural gas) for the third quarter of 2022 compared to 33.5 MBoe/d and 38.0 MBoe/d for the quarters ended June 30, 2022 and September 30, 2021, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $59.30 for the quarter ended September 30, 2022. This is a decrease of 12% from $67.41 per Boe from the second quarter of 2022 and a 54% increase compared to $38.60 for the third quarter of 2021.

Black Stone reported oil and gas revenue of $218.0 million (37% oil and condensate) for the third quarter of 2022, an increase of 6% from $205.5 million in the second quarter of 2022. Oil and gas revenue in the third quarter of 2021 was $135.1 million.

The Company reported a loss on commodity derivative instruments of $4.7 million for the third quarter of 2022, composed of a $68.9 million loss from realized settlements and a non-cash $64.1 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss of $27.3 million and a loss of $77.6 million on commodity derivative instruments for the quarters ended June 30, 2022 and September 30, 2021, respectively.

Lease bonus and other income was $3.2 million for the third quarter of 2022, primarily related to leasing activity in the Haynesville and Permian. Lease bonus and other income for the quarters ended June 30, 2022 and September 30, 2021 was $2.2 million and $2.3 million, respectively.

The Company reported net income of $168.5 million for the quarter ended September 30, 2022, compared to net income of $131.8 million in the preceding quarter. For the quarter ended September 30, 2021, the Company reported net income of $16.2 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the third quarter of 2022 was $123.1 million, which compares to $112.8 million in the second quarter of 2022 and $76.5 million in the third quarter of 2021. Distributable cash flow for the quarter ended September 30, 2022 was $116.5 million. For the quarters ended June 30, 2022 and September 30, 2021, distributable cash flow was $106.6 million and $70.2 million, respectively.

Financial Position and Activities

As of September 30, 2022, Black Stone Minerals had $0.8 million in cash and $60.0 million outstanding under its credit facility. At September 30, 2022, the ratio of total debt to trailing twelve-month Adjusted EBITDA was 0.15x. As of October 28, 2022, $19.0 million was outstanding under the credit facility and the Company had $2.1 million in cash.

Subsequent to quarter-end, Black Stone revised and amended its credit facility to extend the maturity date from November 1, 2024 to October 31, 2027. Concurrent with the amendment, the borrowing base under the credit facility was increased from $400 million to $550 million, and the Company elected to lower total commitments under the credit facility from $400 million to $375 million.

During the third quarter of 2022, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

Third Quarter 2022 Distributions

As previously announced, the Board approved a cash distribution of $0.45 for each common unit attributable to the third quarter of 2022. The quarterly distribution coverage ratio attributable to the third quarter of 2022 was approximately 1.24x. These distributions will be payable on November 17, 2022 to unitholders of record as of the close of business on November 10, 2022.

Activity Update

Rig Activity

As of September 30, 2022, Black Stone had 92 rigs operating across its acreage position, an increase relative to the 81 rigs on the Company's acreage as of June 30, 2022 and to the 59 rigs operating on the Company's acreage as of September 30, 2021. The quarter over quarter increase in rig count was associated primarily with rigs located in the Haynesville and Permian Basin.

Shelby Trough Development Update

Aethon has successfully turned ten wells to sales and has commenced operations on eight additional wells under the development agreement covering Angelina County. Aethon has turned four wells to sales and is currently drilling one well with another waiting on completion under the separate development agreement covering San Augustine County. Aethon’s completions are more intensive than those of prior operators in the area and result in higher initial flowback rates. Additionally, XTO Energy has turned to sales the three wells on our Shelby Trough acreage in San Augustine County that were originally spud in 2019.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the Austin Chalk in East Texas, where the Company has significant acreage positions. The results of the three well test program in the Brookeland Field demonstrates that modern completion technology can greatly improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. In addition to the test well program, eighteen new horizontal wells have been drilled on Black Stone acreage to test various portions of the field across a four-county area. Although production results have varied on those wells, the play is becoming better delineated, with consistent well performance across certain areas. Seven operators are actively engaged in redevelopment of the field, with three rigs currently running in the play. To date, twenty-two wells with modern completions are now producing in the area, and an additional five are currently either being drilled or completed.

Update to 2022 Guidance

The Company now expects total production for 2022 to be at or above the midpoint of its original guidance range of 34.0 to 37.0 MBoe/d. The Company expects lease operating expenses to be at the high end of the guidance range of $10-$12 million and production costs as a percentage of oil and gas revenues to be below the guidance range of 10%-12%. Black Stone expects cash G&A to be in line with the guidance range of $36-$38 million. The Company expects non-cash G&A to be at the high end of the guidance range of $13-$15 million, due primarily to the impact of the increase in Black Stone’s unit price during the year on the Company's long-term incentive compensation expense.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2022 and 2023. The Company's hedge position as of October 28, 2022 is summarized in the following tables:

Oil Swap Contracts
	Volume
	Bbl	$/Bbl
3Q22	220,000	$66.47
4Q22	660,000	$66.47
1Q23	570,000	$78.99
2Q23	480,000	$80.42
3Q23	480,000	$80.42
4Q23	480,000	$80.42

Natural Gas Swap Contracts
	Volume
	MMBtu	$/MMbtu
4Q22	9,000,000	$3.12
1Q23	9,000,000	$5.07
2Q23	8,190,000	$5.15
3Q23	8,280,000	$5.15
4Q23	8,280,000	$5.15

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2022, which is expected to be filed on or around November 1, 2022.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2022 on Tuesday, November 1, 2022 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 343-4849 for domestic participants and (203) 518-9848 for international participants. The conference ID for the call is BSMQ322. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as well as the Risk Factors section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the conflict in Ukraine and actions taken, and that may in the future be taken, against Russia or otherwise as a result;
•the availability of U.S. liquified natural gas ("LNG") export capacity and the level of demand for LNG exports;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the unavailability, high cost, or shortages of rigs, equipment, raw materials, supplies, or personnel to develop and operate our properties; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

REVENUE
Oil and condensate sales	$80,240	$61,916	$250,367	$160,028
Natural gas and natural gas liquids sales	137,756	73,167	324,691	172,537
Lease bonus and other income	3,159	2,305	10,262	12,195
Revenue from contracts with customers	221,155	137,388	585,320	344,760
Gain (loss) on commodity derivative instruments	(4,726)	(77,561)	(152,095)	(164,923)
TOTAL REVENUE	216,429	59,827	433,225	179,837
OPERATING (INCOME) EXPENSE
Lease operating expense	2,896	3,303	9,256	9,804
Production costs and ad valorem taxes	17,856	14,331	51,309	35,469
Exploration expense	10	5	192	1,080
Depreciation, depletion, and amortization	12,208	14,925	35,018	46,353
General and administrative	13,044	12,320	39,326	37,359
Accretion of asset retirement obligations	209	273	616	863
(Gain) loss on sale of assets, net	—	(2,850)	(17)	(2,850)
TOTAL OPERATING EXPENSE	46,223	42,307	135,700	128,078
INCOME (LOSS) FROM OPERATIONS	170,206	17,520	297,525	51,759
OTHER INCOME (EXPENSE)
Interest and investment income	20	—	22	—
Interest expense	(1,693)	(1,359)	(4,264)	(4,197)
Other income (expense)	(58)	17	(22)	231
TOTAL OTHER EXPENSE	(1,731)	(1,342)	(4,264)	(3,966)
NET INCOME (LOSS)	168,475	16,178	293,261	47,793
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(15,750)	(15,750)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$163,225	$10,928	$277,511	$32,043
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	163,225	10,928	277,511	32,043
	$163,225	$10,928	$277,511	$32,043
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.78	$0.05	$1.33	$0.15
Per common unit (diluted)	$0.75	$0.05	$1.31	$0.15
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,402	208,653	209,374	208,018
Weighted average common units outstanding (diluted)	224,371	208,653	224,343	208,018

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	844	922	2,574	2,610
Natural gas (MMcf)[1]	16,994	15,467	42,648	46,053
Equivalents (MBoe)	3,676	3,500	9,682	10,286
Equivalents/day (MBoe)	40.0	38.0	35.5	37.7
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$95.07	$67.15	$97.27	$61.31
Natural gas ($/Mcf)[1]	8.11	4.73	7.61	3.75
Equivalents ($/Boe)	$59.30	$38.60	$59.39	$32.33
Revenue:
Oil and condensate sales	$80,240	$61,916	$250,367	$160,028
Natural gas and natural gas liquids sales[1]	137,756	73,167	324,691	172,537
Lease bonus and other income	3,159	2,305	10,262	12,195
Revenue from contracts with customers	221,155	137,388	585,320	344,760
Gain (loss) on commodity derivative instruments	(4,726)	(77,561)	(152,095)	(164,923)
Total revenue	$216,429	$59,827	$433,225	$179,837
Operating expenses:
Lease operating expense	$2,896	$3,303	$9,256	$9,804
Production costs and ad valorem taxes	17,856	14,331	51,309	35,469
Exploration expense	10	5	192	1,080
Depreciation, depletion, and amortization	12,208	14,925	35,018	46,353
General and administrative	13,044	12,320	39,326	37,359
Other expense:
Interest expense	1,693	1,359	4,264	4,197
Per Boe:
Lease operating expense (per working interest Boe)	$11.97	$7.10	$11.21	$6.53
Production costs and ad valorem taxes	4.86	4.09	5.30	3.45
Depreciation, depletion, and amortization	3.32	4.26	3.62	4.51
General and administrative	3.55	3.52	4.06	3.63
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$168,475	$16,178	$293,261	$47,793
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	12,208	14,925	35,018	46,353
Interest expense	1,693	1,359	4,264	4,197
Income tax expense (benefit)	140	20	229	(131)
Accretion of asset retirement obligations	209	273	616	863
Equity–based compensation	4,534	3,172	11,809	9,705
Unrealized (gain) loss on commodity derivative instruments	(64,145)	43,421	(10,472)	108,915
(Gain) loss on sale of assets, net	—	(2,850)	(17)	(2,850)
Adjusted EBITDA	123,114	76,498	334,708	214,845
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(8)	(2)	(23)	(16)
Cash interest expense	(1,346)	(1,011)	(3,223)	(2,965)
Preferred unit distributions	(5,250)	(5,250)	(15,750)	(15,750)
Distributable cash flow	$116,510	$70,235	$315,712	$196,114

Total units outstanding[1]	209,407	208,666
Distributable cash flow per unit	$0.556	$0.337
1 The distribution attributable to the three months ended September 30, 2022 is estimated using 209,406,927 common units as of October 28, 2022; the exact amount of the distribution attributable to the three months ended September 30, 2022 will be determined based on units outstanding as of the record date of November 10, 2022. Distributions attributable to the three months ended September 30, 2021 were calculated using 208,665,648 common units as of the record date of November 12, 2021.